Exhibit 99.1

FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Shareholders Approve Vela Pharmaceuticals Transaction

Company Completes Vela Acquisition Following Annual Meeting of Shareholders

Vela Transaction Expands Pipeline, Board and Management Team

Iselin, NJ, October 25, 2006 – Pharmos Corporation (Nasdaq: PARS) announced that at the Company’s Annual Meeting of Shareholders held this morning, Pharmos shareholders approved all proposals put to shareholder vote including: the issuance of shares of Pharmos’ common stock in connection with the proposed acquisition of Vela Pharmaceuticals (Vela); the election of three Class III directors of the Company to serve for a three-year term until the 2009 Annual Meeting; and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Separately, the Company announced the closing of its acquisition of Vela following the Annual Meeting and ratification of the voting results.

Haim Aviv, Ph.D., Chairman and CEO of Pharmos, said, “We are pleased with the support shareholders demonstrated for the Vela acquisition. This acquisition is a strategic and significant step forward in broadening our pipeline with later stage products targeting important unmet needs. In particular, dextofisopam for IBS, the leading Phase 2 clinical asset acquired, combined with cannabinor, our phase 2a CB2-selective compound, provide our pipeline with the critical mass necessary to grow shareholder value. In addition, we have strongly augmented our board composition with directors from venture capital firms that have significant experience building life sciences and drug discovery companies. As former significant Vela shareholders, their willingness to accept Pharmos common stock rather than cash as a substantial portion of the purchase price for Vela also demonstrates their commitment to, and confidence in, the future of Pharmos.”

Alan L. Rubino, President and COO, said, “We believe that closing this transaction will prove to be a key inflection point in the Company’s efforts to build a core franchise in GI/IBS, pain/inflammation, and autoimmune diseases and disorders. With this deal behind us, we can now focus on establishing operational synergies that further leverage the value of Vela’s pipeline assets while continuing development and commercialization efforts for the preexisting Pharmos pipeline. We anticipate a smooth transition of Vela’s scientific team into Pharmos and will move forward expeditiously with our plan to initiate the Phase 2b trial for dextofisopam in patients with IBS. We are optimistic about the promise this drug candidate holds for the treatment of IBS, a condition that afflicts some 30 million people in the U.S. alone.”

The vote to approve the issuance of shares to complete the Vela acquisition was passed with approximately 83% of votes cast in favor. In addition, Haim Aviv, Ph.D., was reelected to a new three-year term as a Class III director with approximately 95% of votes cast in favor; Mony Ben Dor was reelected to a new three-year term as a Class III director with approximately 93% of votes cast in favor; and Abraham Sartani was reelected to a new three-year term as a Class III director with approximately 93% of votes cast in favor. Further, the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm was ratified with approximately 98% of votes cast in favor.

Dextofisopam, the leading asset acquired by Pharmos in the transaction, is a promising and innovative new drug with positive Phase 2a data for the treatment of diarrhea-predominant and alternating–type irritable bowel syndrome (IBS). IBS is a chronic, recurring condition with symptoms that affect roughly 10% of American adults and is two to three times more prevalent in women than in men. In addition to dextofisopam, Pharmos acquired additional Vela assets including tianeptine and VPI-013. These acquired drug candidates augment Pharmos’ existing pipeline of novel therapeutics to treat a range of indications, including neurological and inflammatory disorders, through its proprietary technology platform focused on synthetic cannabinoid compounds. This synthetic cannabinoid library includes cannabinor, the lead CB2-selective receptor agonist candidate undergoing Phase II testing in pain, and several compounds in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. In addition, Pharmos has a proprietary drug delivery technology platform based on NanoEmulsion formulations as vehicles for lipophilic drugs supported by a strong intellectual property portfolio.

As a result of the acquisition, three highly qualified and prominent former Vela directors have joined the Pharmos board, and the Company’s shareholder base has expanded to include three life science venture capital firms that were formerly major shareholders of Vela. The new Pharmos directors are Srinivas Akkaraju, M.D., Ph.D., designee of JP Morgan Partners/Panorama Capital, Anthony Evnin, Ph.D., designee of Venrock Associates, and Charles Newhall, III, designee of New Enterprise Associates, Inc. As of the close of the Vela acquisition, affiliates of JP Morgan Partners, Venrock Associates and New Enterprise Associates own or control approximately 11.1%, 5.0% and 7.4%, respectively, of Pharmos’ outstanding common stock. JP Morgan Partners, New Enterprise Associates, Venrock Associates and their respective affiliates are among the premier venture capital firms in the life sciences industry with a wealth of scientific, clinical, commercial and financial experience and substantial pools of investment capital.

Also appointed to the Pharmos board was Lloyd I. Miller, III, a significant Pharmos shareholder whose voting support of the acquisition ensured its successful close. Two former Pharmos board members, Dr. Lawrence Marshall and Dr. Georges Anthony Marcell, have resigned resulting in a nine-member Pharmos board.

Pharmos’ post-acquisition management team has expanded to include Steven Leventer, Ph.D., who was named Senior Vice President of Development reporting to Mr. Rubino. Dr. Leventer was formerly Senior Vice President of Research and Development at Vela and has over 19 years of experience in all phases of drug development, including senior clinical operations positions at Quintiles, where he was responsible for running CNS studies on behalf of major pharmaceutical clients. Prior to his tenure at Quintiles, Dr. Leventer held senior scientific and management positions at Wyeth. He has directed more than 80 clinical trials in multiple therapeutic areas. Dr. Leventer graduated from Cornell University with a bachelor’s degree in Biology and holds a Ph.D. in Pharmacology from the University of Louisville.

At the closing, Pharmos issued 6.5 million shares to Vela shareholders and paid $6.2 million in cash. Additional shares and cash are to be issued to Vela’s existing shareholders in connection with the completion of stipulated milestones for development of dextofisopam.

RBC Capital Markets Corporation and RBC’s Israeli affiliate, Tamir Fishman & Co., served as financial advisors, and Eilenberg & Krause LLP served as legal advisor to Pharmos Corporation. Cowen & Co., LLC served as financial advisor and Drinker Biddle & Reath LLP served as legal advisor to Vela Pharmaceuticals Inc.

About Dextofisopam

In 2005, Vela announced positive results from its Phase 2 clinical trial of dextofisopam for the treatment of IBS. On the primary endpoint of “adequate overall relief,” dextofisopam demonstrated a statistically significant effect versus placebo (p = 0.033) in patients with either diarrhea-predominant or alternating-type IBS, the most common subtypes of a disorder for which existing treatment options are very limited. Pharmos plans to commence a dose-ranging trial with dextofisopam in women with diarrhea-predominant and alternating-type IBS. The study is anticipated to enroll approximately 480 patients at up to 80 sites in the United States and is expected to begin in early 2007.

About Irritable Bowel Syndrome

IBS is a chronic, recurring condition with symptoms that affect about 10% of American adults, more often women than men. IBS is characterized by multiple symptoms that include bowel dysmotility – diarrhea, constipation, or alternating diarrhea and constipation – and abdominal discomfort. Diarrhea-predominant IBS appears to be the most common subtype. For patients with diarrhea-predominant and alternating-type IBS, there are no recently approved treatments for any but the most severely affected women, and none for men.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications with a focus on specific diseases of the nervous system including disorders of the brain-gut axis (GI/IBS), pain/inflammation, and autoimmune disorders. The Company’s lead product, dextofisopam, has completed Phase 2a testing in IBS, with positive effect on the primary efficacy endpoint (n=141, p=0.033). The Company plans a Phase 2b study of dextofisopam for the treatment of IBS in 2007. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase 2a testing in pain. Other compounds in Pharmos’ pipeline are in clinical and pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Colin Neill, CFO	John Quirk (investors)
(732)452-9556	(646) 536-7029

Gale Smith	Janine McCargo (media)
(732) 452-9556	(646) 536 7033

Pharmos Israel

Irit Kopelov

011-972-8-940-9679

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